As filed with the Securities and Exchange Commission on September 27, 2017

Registration No. 333-220357

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	6029	66-0770448
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

111 W Chalan Santo Papa

Hagåtña, Guam 96910

(671) 472-5300

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Lourdes A. Leon Guerrero

Chair of the Board, President and Chief Executive Officer

111 W Chalan Santo Papa

Hagåtña, Guam 96910

(671) 472-5300

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Danilo M. Rapadas Senior Vice President, General Counsel & Chief Risk Officer 111 W Chalan Santo Papa Hagåtña, Guam 96910	Charles A. Roberts, Jr. Stephen C. Hinton Bradley Arant Boult Cummings LLP One Federal Place 1819 Fifth Avenue North Birmingham, AL 35203-2119

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.2083 per share(3)	$20,000,000	$2,318.00(4)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell such securities and it is not soliciting an offer to buy such securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2017

Up to 1,632,653 Shares

BankGuam Holding Company

Common Stock

We are offering up to 1,632,653 shares of our common stock, par value $0.2083 per share (“common stock”), at a price of $12.25 per share, for gross proceeds of up to $20,000,000 (the “maximum offering amount”), before deduction of offering expenses. There is no minimum number of shares required to be sold to close the offering and, as a result, the actual public offering amount is not presently determinable and may be substantially less than the maximum offering amount. The minimum investment for a single investor is $50,000. Subscriptions for less than the minimum investment will be rejected automatically. The proceeds received from this offering will not be placed in escrow and are not subject to refund.

The offering is a direct public offering conducted on a self-underwritten, “best-efforts” basis, which means that we will not use the services of an underwriter and our officers and directors will attempt to sell the shares directly to investors. Our officers and directors will not receive commissions or any other remuneration from any such sales.

The shares will be offered for sale for a period of up to one year from the date the registration statement of which this prospectus is a part becomes effective, unless extended by our board of directors for a period or periods of up to an aggregate of an additional 180 days. The offering will terminate on the earliest of (i) when the offering period ends (one year from the date of this prospectus, unless extended by our board of directors as described in the preceding sentence), (ii) the date when the sale of all 1,632,653 of the shares offered hereby is completed and (iii) when our board of directors decides that it is in the best interests of the Company to terminate the offering. The offering price for the common stock will remain fixed for the duration of the offering.

Our common stock is quoted on the OTC Pink marketplace, an interdealer quotation system, under the symbol “BKGMF”. The last reported bid price of our common stock on September  25, 2017 was $11.00 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 8.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System, any state banking regulator nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of Bank of Guam or any other bank and are not insured or guaranteed by the FDIC or any other governmental agency.

The date of this prospectus is                 , 2017.

ABOUT THIS PROSPECTUS

We have filed a registration statement on Form S-1 with the SEC under the Securities Act covering the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed as part of the registration statement.

You should rely only on the information contained in this prospectus and the registration statement to which this prospectus constitutes a part, as well as any documents that we have incorporated into this prospectus or the registration statement by reference, or in any free writing prospectus prepared by us or on our behalf. To the extent there is a conflict between the information contained in this prospectus or the registration statement and the information contained in any document incorporated by reference herein or therein filed prior to the date of this prospectus, you should rely on the information in this prospectus and the registration statement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference herein or in the registration statement—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the registration statement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not authorized any other person to provide you with information different from that contained or incorporated by reference in this prospectus, the registration statement and any free writing

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prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus and the registration statement, or incorporated by reference herein or therein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. The information in any free writing prospectus that we may provide to you in connection with the offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

It is important for you to read and consider all information contained in this prospectus and the registration statement, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read and carefully consider this entire prospectus, as well as any documents that we have incorporated into this prospectus by reference, before making an investment decision, especially the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus and the information presented under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” along with our audited and unaudited consolidated financial statements and the related notes, in the documents that we have incorporated into this prospectus by reference.

Except as otherwise indicated or required by the context, all references in this prospectus to the “Company,” “we,” “us” or “our” relate to BankGuam Holding Company, a Guam corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and its subsidiaries on a consolidated basis. References to “Bank of Guam” or the “Bank” mean Bank of Guam, a Guam-chartered bank and our wholly owned banking subsidiary. The term “you” refers to a prospective investor in the offering.

BankGuam Holding Company

Our Company

The Company is a Guam corporation organized in 2011 and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company provides a wide range of banking services through Bank of Guam, our wholly-owned subsidiary and principal asset.

The Bank is a regional community bank that was organized in Guam, a United States flag territory, in 1972. The Bank provides a variety of financial services to individuals, businesses and government entities through its branch network. The Bank’s primary deposit products are demand deposits, savings and time certificates of deposit, and its primary lending products are consumer, commercial and real estate loans. We attract deposits throughout our market area with a customer-oriented product mix, competitive pricing and convenient locations. We lend in all markets where we have a physical presence through our branch network. The Bank also provides many other financial services to its customers, including trade financing and trust services. In addition to the traditional financial services offered, the Bank offers credit life, life insurance, and property and casualty insurance through its subsidiary, BankGuam Insurance Underwriters, Ltd., as agents for various insurance companies.

In August 2015, the Company chartered a second subsidiary, BankGuam Investment and Insurance Services (“BGIS”), in an effort to enhance the options and opportunities of our customers to build future income and wealth. BGIS is a registered investment advisory company, primarily involved in providing investment advisory services and trading securities for its customers. BGIS was capitalized in the amount of $0.3 million during the first quarter of 2016, and was in full operation by the end of May 2016. On August 10, 2017, BGIS changed its name to BG Investment Services, Inc. to focus on the investment advisory services aspect of its business.

In May 2016, the Company entered into a stock purchase agreement to acquire 25% of ASC Trust Corporation, a Guam trust company. ASC Trust Corporation is primarily involved in administering 401(k) retirement plans and other employee benefit programs for its customers. In July 2016, subsequent to the approval of the Federal Reserve Bank of San Francisco, the purchase of the 25% interest was consummated. The Company borrowed $3.5 million in the form of subordinated debt in connection with the purchase to finance the transaction. The stock purchase agreement provides for the acquisition of an additional 20% of the stock of ASC Trust Corporation in April 2019, and another 25% in April 2021, with both future purchases subject to regulatory approval. The stock purchase agreement also contains customary warranties, representations and indemnification provisions.

Other than holding the shares of the Bank, BGIS and ASC Trust Corporation, the Company conducts no significant activities, although it is authorized, with the prior approval of its principal regulator, the Board of Governors of the Federal Reserve, to engage in a variety of activities related to the business of banking. Currently, substantially all of the Company’s operations are conducted and substantially all of its assets are owned by the Bank, which accounts for substantially all of our consolidated revenues, expenses and operating income.

The Bank

The Bank is a Guam-chartered bank headquartered at 111 West Chalan Santo Papa in Hagåtña, Guam 96910. It was incorporated in March 1972 and opened for business in December of that year. We operate through 23 full service branch offices, including 12 in Guam; two in Saipan and one each in Tinian and Rota, all in the Commonwealth of the Northern Mariana Islands; one in the Republic of Palau; one each in the states of Yap, Chuuk, Pohnpei and Kosrae in the Federated States of Micronesia; one in the Republic of the Marshall Islands; and one in San Francisco, California.

The Bank’s business strategy has been to emphasize and support economic growth and development in and among the U.S.-affiliated islands in the western Pacific Ocean. To accomplish this goal, the Bank offers competitively priced deposit and loan products and other financial services that are primarily tailored to the needs of consumers, small businesses and government entities. Although the needs of our customers in a small, remote island environment can be particularly challenging for a community bank, we have succeeded in providing a broad range of services, such as trade financing and corporate trust services, that are typically provided only by much larger, money center institutions.

Our lending products include commercial loans, commercial real estate loans, construction loans, consumer loans, credit cards and Small Business Administration-guaranteed loans. We also provide home mortgage and home equity loans. Commercial loans and industrial loans comprise the largest portion of the Bank’s loan portfolio, representing approximately 67% of the Bank’s total loans. Residential mortgage loans comprise the second largest portion of the Bank’s loan portfolio.

We offer a wide range of deposit products for retail and business banking markets including checking accounts, interest-bearing transaction accounts, savings accounts, time deposits and retirement accounts. Our branch network enables us to attract deposits from throughout our market area.

In addition, correspondent bank deposit accounts are maintained to enable the Bank to transact types of activity that it would otherwise be unable to perform or would not be cost effective due to the size of the Bank or the volume of activity. The Bank has utilized several foreign and domestic correspondent banks to process a variety of transactions. The Bank also provides many other products and services to complement our lending and depository services. These include wire and Automated Clearing House transfers, cashier’s checks, traveler’s checks, corporate and consumer credit cards, bank-by-mail, ATMs, night depositories, safe deposit boxes, direct deposit, electronic funds transfers, online and mobile banking and bill payments, merchant services, check imaging, and other customary banking services. We currently operate ATMs in eighty-five locations.

The Bank has a trust department, primarily engaged in corporate trust services under indenture, as well as a wholly owned insurance agency that provides insurance brokerage services as agents of various insurance companies.

Competition

Banking and the financial services industry in Guam are highly competitive. The market is dominated by the Bank, two of Hawaii’s largest banks and two locally organized federal credit unions. Also, as a result of the U.S. military presence as a longtime employer, military credit unions have physical branches at the island’s main military facilities and in the civilian community. The market for legal services in the remaining areas of the western Pacific where the Bank operates is less competitive, and the Bank is the only financial services organization located on some islands. In the San Francisco Bay area, where the Bank has had a branch office since 1983, the Bank’s California division primarily focuses its lending efforts on owner-occupied commercial real estate and commercial investor properties. The division provides financing to hotels, gasoline service stations, apartments, office and retail space, and residential care facilities for the elderly and disabled, and also works closely with selected banks in loan participations. Framing this environment is the increasingly competitive setting as a result of regulatory, technological and product delivery systems changes.

Larger banks have a competitive advantage over us because of global marketing campaigns and U.S. name recognition. They also offer extensive international trade finance and discount brokerage services that the Bank is not currently prepared to provide. To compensate for this, the Bank has arrangements with correspondent banks and other financial institutions to deliver such services to its customers.

To compete with other financial institutions in the markets we serve, the Bank relies principally on local media as well as personal contact by directors, officers and employees with existing and potential customers. The Bank emphasizes to customers the advantages of dealing with a locally-owned and managed community-oriented institution. Because decisions are made locally by people who are intimately familiar with the economy, the legal structure and the developmental needs of the islands, we believe the Bank is able to respond quickly and effectively to its customers’ needs. The Bank also provides local service and timely decision-making for small businesses and local governments.

The financial services industry continues to undergo rapid technological changes involving the frequent introductions of new technology-driven products and services that have further increased competition. The Bank often adopts these new technologies and products ahead of its competitors, but there is no assurance that these technological improvements, if made, will increase the Company’s operational efficiency, or that the Company will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Risk Factors

There are a number of risks that you should understand before making an investment decision regarding the offering. These risks are discussed in the section entitled “Risk Factors” beginning on page 8.

Our Offices

Our principal executive offices are located at 111 West Chalan Santo Papa, Hagåtña, Guam 96910, and our telephone number at that address is (671) 472-5300. Our website address is www.bankofguam.com. Information contained on our website is not incorporated by reference herein and does not constitute part of this prospectus.

The Offering

Common stock to be offered	Up to 1,632,653 shares

Common stock outstanding before the offering	9,280,106 shares

Common stock outstanding after the offering	10,912,759 shares, assuming all 1,632,653 shares are sold in the offering

Offering price	$12.25 per share. The offering price for the common stock will remain fixed for the duration of the offering.

Minimum investment	The minimum investment amount for a single investor is $50,000. Subscriptions for less than the minimum investment will be rejected automatically.

Discretion to accept subscriptions	We reserve the right to reject, in whole or in part, any or all subscriptions we receive in the offering.

No minimum offering size	There is no minimum number of shares we are required to sell in this offering.

No conditions to closing	There are no conditions to closing this offering. We will accept subscription funds and issue shares regardless of the amount of subscriptions we receive.

Duration of offering	The offering shall commence on the date of this prospectus and terminate on the earliest of (i) one year from the date of this prospectus, unless extended by our board of directors for a period or periods of up to an aggregate of an additional 180 days, (ii) the date when the sale of all 1,632,653 of the shares offered hereby is completed and (iii) when our board of directors decides that it is in the best interests of the Company to terminate the offering.

Plan of distribution	The offering is a direct public offering conducted on a self-underwritten, “best-efforts” basis, which means we will not use the services of an underwriter and our officers and directors will attempt to sell the shares directly to investors. Our officers and directors will not receive commissions or any other remuneration from any such sales.

No revocation	All subscriptions for shares in the offering are irrevocable, even if you later learn of information that you consider to be unfavorable to your investment. You should not subscribe to purchase shares in the offering unless you are certain that you wish to purchase our common stock at a price of $12.25 per share.

No board of directors recommendation	An investment in our common stock must be made pursuant to your evaluation of your best interests. Our board of directors is making no recommendation to you regarding the fairness of the subscription price or whether you should purchase our common stock in the offering.

Use of proceeds	We intend to use the net proceeds from the offering for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	You should carefully read and consider the information beginning on page 8 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our common stock.

The number of shares of our common stock to be outstanding after the offering is based on 9,280,106 shares of our common stock outstanding as of June 30, 2017, and excludes approximately 1,893,706 shares of our common stock reserved for issuance under benefit plans for our employees and directors.

Summary Selected Consolidated Financial and Other Data

The following table sets forth selected historical consolidated financial information derived from our consolidated financial statements and should be read in conjunction with our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and in our Annual Report on Form 10-K for the year ended December 31, 2016, which have been filed with the SEC and are incorporated herein by reference. You should review that information together with the data provided below. For more information, see the sections “Where You Can Find More Information” and “Incorporation Of Certain Documents By Reference” in this prospectus. Our historical results are not necessarily indicative of our future results of operations, financial position and cash flows.

	For the six months ended June 30,	For the years ended December 31,
	2017	2016	2015	2014	2013
		(Dollar and Share Amounts in Thousands, Except Per Share Data)
INCOME STATEMENT DATA:
Interest income	$39,355	$75,549	$69,805	$66,478	$63,598
Interest expense	1,082	2,143	1,894	3,760	4,800

Net interest income before provision for loan losses	38,273	73,406	67,911	62,718	58,798
Provision for loan losses	2,367	3,900	4,500	4,540	2,095

Net interest income after provision for loan losses	35,906	69,506	63,411	58,178	56,703
Non-interest income	6,217	13,892	10,992	10,813	11,692
Non-interest expense	34,412	64,129	59,047	55,675	54,447

Income before income taxes	7,711	19,269	15,356	13,316	13,948
Income tax expense	2,157	5,716	4,066	3,756	4,080

Net income	$5,554	13,553	11,290	9,560	9,868
Preferred stock dividends	(276)	(49)	—	—	—

Net income attributable to common stockholders	$5,278	$13,504	$11,290	$9,560	$9,868
PER COMMON SHARE DATA:
Basic net income	$0.60	$1.46	$1.25	$1.08	$1.12
Diluted net income	$0.60	$1.46	$1.25	$1.08	$1.12
Book value per common share	$14.21	$13.21	$12.14	$11.44	$10.66
Weighted average number of shares outstanding — basic	9,271	9,251	9,017	8,818	8,790
Weighted average number of shares outstanding — diluted	9,271	9,251	9,017	8,818	8,790
Shares outstanding at period end	9,280	9,268	9,241	8,929	8,802
BALANCE SHEET DATA:
Securities	$539,198	$520,927	$329,816	$337,904	$273,919
Net loans	$1,144,506	$1,158,045	$1,054,250	$967,399	$860,883
Allowance for loan losses	$15,371	$15,435	$14,159	$12,526	$12,077
Goodwill and other intangible assets	$783	$783	$783	$783	$783
Total assets	$1,967,716	$1,921,552	$1,544,284	$1,465,739	$1,283,008
Total deposits	$1,819,163	$1,778,670	$1,422,671	$1,355,514	$1,183,445
Federal Home Loan Bank advance & note payable	$—	$—	$—	$—	$—
Total stockholders’ equity	$136,542	$132,202	$112,142	$102,183	$93,855

	For the six months ended June 30,	For the years ended December 31,
	2017	2016	2015	2014	2013
		(Dollar and Share Amounts in Thousands, Except Per Share Data)
SELECTED PERFORMANCE RATIOS:
Return on average assets	0.58%	0.77%	0.74%	0.66%	0.77%
Return on average equity	8.25%	11.22%	10.50%	9.78%	10.45%
Net interest margin	4.14%	4.40%	4.66%	4.52%	4.81%
CAPITAL RATIOS:
Total risk-based	13.42%	12.61%	12.45%	11.83%	12.53%
Tier 1 risk-based	12.17%	11.36%	11.20%	10.58%	11.43%
Tier 1 leverage	7.11%	7.06%	7.40%	7.01%	7.60%
Common Equity Tier 1 risk-based	11.31%	10.93%	11.20%

RISK FACTORS

Investing in our common stock involves significant risks. Before making an investment decision regarding our common stock, you should carefully consider the risks and uncertainties and all other information contained in or incorporated by reference into this prospectus, including the risks and uncertainties discussed below, which may be amended, supplemented or superseded from time to time by reports we file with the SEC in the future. You should also note, however, that our business, financial condition, results of operations and prospects may change after the respective dates of those reports. The occurrence of any of these risks could have a material adverse effect on our business, prospects, results of operations or financial condition, in which case the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

Risks Related to Our Business and the Regulation of Our Industry

Our business may be adversely affected by conditions in the financial markets and economic conditions generally.

The United States economy is recovering, moderately, from a downturn that started in 2007, but business activity and growth across industries and regions have not yet been fully restored. There are indications that the recovery is accelerating, and the decision of the Federal Open Market Committee, which guides current monetary policy actions on behalf of the Federal Reserve System in carrying out its broader monetary policies, to raise its target interest rate on December 14, 2016, expressed its confidence in the sustainability of recent economic growth in the United States. Consumer spending, liquidity and availability of credit are modestly improving, and the unemployment rate in the United States has fallen by more than half since October 2009, and the Federal Open Market Committee has raised its target Fed Funds rate twice since the beginning of 2017. Nonetheless, the unemployment rate is still relatively high in the principal island markets we serve.

The financial services industry was materially and adversely affected by the weakened economy and by the monetary policy responses intended to correct that weakness. The negative effect of historically low market interest rates reduced our interest rate margin despite us having established minimum rate levels on our variable rate loans. In order to retain core deposits and as a reputational matter, our consumer savings account rates have been higher than many of our competitors’ offerings for the past eight years. The slow recovery of the economy and continued elevated unemployment may negatively impact our operating results; however, the Bank has not experienced any adverse liquidity issues in recent years. Additionally, adverse changes in the economy may have a negative effect on the ability of our borrowers to make timely repayments of their loans. These factors could expose us to an increased risk of loan defaults and losses, and have an adverse impact on our earnings.

Recent legislative and required regulatory initiatives will impose restrictions and requirements on financial institutions that could have an adverse effect on our business.

Current and future legal and regulatory requirements, restrictions, and regulations, including those imposed under the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted in response to the 2008 financial crisis and subsequent economic weakness, may adversely impact our profitability, financial condition and operations; may require us to invest significant management attention and resources to evaluate and make any changes required by the legislation and related regulations; and may make it more difficult for us to attract and retain qualified executive officers and employees. Few provisions of the Dodd-Frank Act were effective immediately, with various provisions becoming effective in stages. Many of the provisions required governmental agencies to implement rules that have increased regulation of the banking industry. As examples, these rules impact the ability of banks to charge certain fees and impose new restrictions on lending practices. The Dodd-Frank Act created a new financial consumer protection agency, known as the Consumer Financial Protection Bureau (the “Bureau”), that is empowered to promulgate new consumer protection regulations and revise existing regulations in many areas of consumer compliance, which may increase our regulatory compliance burden and costs, and may restrict the financial products and services we offer to our customers.

The Dodd-Frank Act prohibits new trust preferred issuances from counting as Tier 1 capital. These restrictions limit our future capital strategies. Although neither the Bank nor the Company use derivative transactions, the Dodd-Frank Act also increases regulation of derivatives and hedging transactions, which could limit our ability in the future to enter into, or increase the costs associated with, interest rate and other hedging transactions. Although certain provisions of the Dodd-Frank Act, such as direct supervision by the Bureau, will not apply to banking organizations with less than $10 billion of assets, such as the Company, the changes resulting from the legislation will impact our business nonetheless. These and future changes may have a material, adverse effect on our business, our financial condition and the results of our operations.

Implementation of the new Basel III capital rules adopted by the federal bank regulatory agencies will require increased capital levels that could impede our growth and profitability.

The federal bank regulatory agencies adopted new capital requirements in mid-2013 that increased the minimum Tier 1 risk-based capital ratio, added a new minimum common equity Tier 1 capital ratio, established a new capital conservation buffer and changed the risk-weighting of certain assets. These requirements, initially implemented beginning in January 2015, are being phased in through 2019, providing banks with adequate time to adjust their balance sheets. Management has assessed the effects of the new rules on the Company and the Bank’s capital position. Although we currently exceed the new minimum requirements, they could have a material and adverse effect on our liquidity, capital resources, financial performance and financial condition in the future.

Any future FDIC insurance premium increases will adversely affect our earnings.

FDIC-insured financial institutions, including the Bank, are charged premiums to maintain the FDIC Deposit Insurance Fund at a certain level. In 2009, the FDIC collected a special assessment and revised its risk-based assessment system to replenish the FDIC Deposit Insurance Fund, which had been depleted by rising levels of bank failures and associated costs. In recent years, deposit premiums have decreased as the level of bank failures has returned to historical norms. However, if the costs of future bank failures increase, deposit insurance premiums may also increase, and there can be no assurance that assessments will not be changed in the future. Our FDIC deposit insurance expense for the year ended December 31, 2016, was $1.3 million and $739 thousand for the six months ended June 30, 2017.

Our profitability is dependent upon the economic conditions of the markets in which we operate.

We operate on ten relatively remote Pacific islands and in San Francisco, California, and, as a result, our financial condition and results of operations are affected by changes in the economic conditions in those areas. Our success depends upon the business activity, population, income levels, deposits and lending activity in these markets. Because some of our customers’ business and financial interests may extend well beyond these market areas, adverse economic conditions that affect those other market areas could reduce our growth rate, affect the ability of those customers to repay their loans, and generally affect our financial condition and results of operations. Other than in San Francisco, our lending operations are located in market areas dependent on tourism and fishing, along with a military presence and other federal government activities in Guam. Although the Commonwealth of the Northern Mariana Islands suffered setbacks in recent years because of a decline in its visitor industry, the failure of its garment industry and widespread typhoon damage, new construction activity and increased visitor arrivals are supporting a more rapid expansion of the economy. The other island economies have remained relatively stable. However, because of the magnified influence of external events, these small island economies tend to be somewhat more volatile than larger economic systems. Thus, our borrowers could be adversely impacted by a downturn in these sectors of the economy that could reduce the demand for loans and adversely impact the borrowers’ ability to repay their loans, which would, in turn, increase our nonperforming assets. Because of our geographic concentration in several relatively small island economies, we are less able than many regional or national financial institutions to diversify our credit risks across multiple dissimilar markets. In recent years, we have taken the initiative to expand our operations in California in an effort to increase and help to stabilize our profitability.

Our loan portfolio has a large concentration of real estate loans in Guam and in San Francisco, which involves risks specific to real estate values.

A downturn in our real estate markets could adversely affect our business because many of our loans are secured by real estate. Real estate lending (including commercial and construction) is a large portion of our loan portfolio. At June 30, 2017, and December 31, 2016, approximately $691.4 million (59.5%) and $703.1 million (59.8%), respectively, of our loan portfolio, was secured by various forms of real estate, including residential and commercial real estate. The real estate securing our loan portfolio is concentrated in Guam and San Francisco. From time to time, there have been adverse developments affecting real estate values in one or more of our markets, and the market value of real estate can fluctuate significantly in a short period of time as a result of changing market conditions. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies, and acts of nature, such as earthquakes and typhoons. Additionally, commercial real estate lending typically involves larger loan principal amounts and the repayment of the loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. If real estate values decline, the value of the collateral securing some of our loans could be significantly reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans.

Our performance depends on attracting and retaining key employees and skilled personnel to operate our business effectively, and the loss of one or more of those key personnel may materially and adversely affect our prospects.

Our success is dependent on our ability to recruit and retain qualified, skilled management, loan origination, finance, administrative, marketing and technical personnel to operate our business effectively. Competition for qualified employees and personnel in the banking industry is intense and there is a limited number of persons with knowledge of, and experience in, the community banking industry in the markets we serve. In particular, our success has been and continues to be highly dependent upon the abilities of key executives, including our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer, and certain other key employees. Failure to maintain adequate staffing in key positions could adversely impact our operations and our ability to compete. We have implemented a succession plan to help mitigate this risk, including the appointment of two Executive Vice Presidents who will ultimately assume critical executive level positions.

We are subject to credit risk.

There are inherent risks associated with our lending activities. These risks include, among other things, the impact of changes in interest rates and changes in the economic conditions in the markets where we operate, as well as those within our region, across the United States and abroad. Increases in interest rates and/or weakening economic conditions could adversely impact the ability of borrowers to repay outstanding loans or the value of the collateral securing those loans. We are also subject to various laws and regulations that affect our lending activities. Failure to comply with applicable laws and regulations could subject us to regulatory enforcement action, which could result in the assessment of significant civil money penalties against us.

We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. Although we believe that our underwriting criteria are appropriate for the various kinds of loans we make, we may incur losses on loans that meet our underwriting standards, and these losses may exceed the amounts set aside as reserves in our allowance for loan losses. Due to economic conditions in the recent past, many lending institutions, including the Bank, experienced declines in the performance of their loans, including consumer and commercial loans. The value of real estate collateral supporting some commercial loans declined and may decline again in the future. Developments in the financial industry and credit markets may adversely impact our financial condition and results of operations.

Our allowance for loan losses may not be adequate to cover actual loan losses, which could adversely affect our earnings.

We maintain an allowance for loan losses for possible defaults and other reductions in the principal value of the Bank’s loan portfolio. The allowance is established through a provision for loan losses based on management’s evaluation of the risks inherent in the loan portfolio and the general economy. The allowance is also appropriately increased for new loan growth. The allowance is based upon a number of factors, including the size of the loan portfolio, asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management’s assessment of the credit risk inherent in the portfolio, historical loan loss experience and loan underwriting policies.

We strive to carefully manage and monitor credit quality and to identify deteriorating loans, and adjust the allowance for loan losses accordingly. However, because future events are uncertain and because we may not successfully identify all deteriorating loans in a timely manner, there may be loans that deteriorate in an accelerated time frame. As a result, future additions to the allowance may be necessary. Further, because the loan portfolio contains some commercial real estate, construction, and land development loans with relatively large balances, deterioration in the credit quality of one or more of these loans may require a significant increase to the allowance for loan losses. Future additions to the allowance may also be required due to changes in the financial condition of borrowers, such as changes resulting from potentially worsening economic conditions, or as a result of incorrect assumptions by management in determining the allowance for loan losses. Our regulators, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by making additional provisions for loan losses, charged as an expense, or to decrease our allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such additional provisions for loan losses or charge-offs, whether required by regulatory agencies or not, could have a material adverse effect on our financial condition and results of operations.

Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition.

At June 30, 2017, and December 31, 2016, nonperforming loans were 0.55% and 0.58%, respectively, of the total loan portfolio, and 0.33% and 0.35%, respectively, of total assets, as compared to 1.01% and 0.70% at December 31, 2015, respectively, indicating a reduced level of risk. Nonperforming assets adversely affect our earnings in various ways. Depending upon economic and market conditions, we may incur losses relating to an increase in nonperforming assets. We do not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting our income, and increasing our loan administration costs. Upon foreclosure or similar proceedings, we record the foreclosed asset at the fair value of the asset, reduced by estimated selling costs, which may result in a loss. An increase in the level of nonperforming assets increases our risk profile and may impact the capital levels our regulators believe are appropriate in light of the increased risk profile. While we reduce problem assets through collection efforts, asset sales, workouts, restructurings and otherwise, decreases in the value of the underlying collateral or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, our results of operations and our financial condition.

In addition, the resolution of nonperforming assets requires significant commitments of time from management and our directors, which can hinder the performance of their other responsibilities. If economic and market conditions worsen, it is possible that we will experience future increases in nonperforming assets, particularly if we are unsuccessful in our efforts to reduce our classified assets, which would have an adverse effect on our business.

We may be required to make additional provisions for loan losses and charge off additional loans in the future, which could adversely affect our results of operations.

At June 30, 2017, and December 31, 2016, we recorded a $2.4 million and $3.9 million, respectively, of provision for loan losses, charged off $3.2 million and $5.6 million, respectively, of loans, and recovered

$797 thousand and $3.0 million, respectively, of loans previously charged off. During those same periods, we had $691.4 million and $703.1 million, respectively, in commercial and residential real estate loans and construction loans, of which $12.2 million and $12.8 million, respectively, was on non-accrual. Construction loans and commercial real estate loans comprise a substantial portion of our nonperforming assets. Deterioration in the real estate market in Guam, San Francisco and/or the Commonwealth of the Northern Mariana Islands could affect the ability of our loan customers to service their debt, which could result in additional loan charge-offs and provisions for loan losses in the future, and could have a material adverse effect on our financial condition, results of operations and capital.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Our earnings and cash flows are highly dependent upon net interest income. Net interest income is the difference between interest income earned on interest-bearing assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Our net interest income (including net interest spread and margin) and ultimately our earnings are impacted by changes in interest rates and monetary policy. Changes in interest rates and monetary policy can impact the demand for new loans, the credit profile of our borrowers, the yields earned on loans and securities, and the rates paid on deposits and borrowings. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, we expect our interest rate spread (the difference in the rates paid on interest-bearing liabilities and the yields earned on interest-earning assets) as well as net interest income to increase as interest rates rise and, conversely, to decline if interest rates fall. Additionally, increasing levels of in-market and out-of-market competition in the banking and financial services business may decrease our net interest spread as well as net interest margin by forcing us to offer lower lending interest rates and pay higher deposit interest rates. Although we believe our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates (such as a sudden and substantial increase in Prime and Fed Funds rates) as well as increasing competition may require us to increase rates on deposits at a faster pace than the yield we receive on interest-earning assets increases. The impact of any sudden and substantial move in interest rates and/or increased competition may have an adverse effect on our business, financial condition and results of operations, as our net interest income may be adversely affected.

Additionally, a sustained decrease in market interest rates could negatively affect our earnings. When interest rates decline, borrowers tend to refinance higher-rate, fixed-rate loans at lower rates, prepaying their existing loans. Under those circumstances, we would not be able to reinvest those prepayments in assets earning interest rates as high as the rates on the prepaid loans or at all if the borrower refinances with another lender. In addition, our commercial loans, which carry variable interest rates that generally adjust in accordance with changes in the prime rate, will adjust to lower rates as we place funds in lower-yielding investments. Because of this, we have established minimum interest rates on those loans to mitigate our interest rate risk and potential reductions in income.

We are also significantly affected by the level of loan demand available in our markets. The inability to make sufficient loans directly affects the interest income we earn. Lower loan demand will generally result in lower interest income realized as we place funds in lower-yielding investments.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn in markets in which our loans are concentrated, a change in our financial condition or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole.

If we lost a significant portion of our low-cost deposits, it would negatively impact our liquidity and profitability.

Our profitability depends in part on our success in attracting and retaining a stable base of low-cost deposits. At June 30, 2017, and December 31, 2016, 28.0% and 26.4%, respectively, of our deposit base was comprised of non-interest bearing deposits, and the average rate on our interest-bearing deposits during 2016 and the first half of 2017 was 0.17%. While we generally do not believe these core deposits are very sensitive to interest rate fluctuations, the competition for these deposits in our markets is strong. If we were to lose a significant portion of our low-cost deposits, it could negatively impact our liquidity and profitability. To help to mitigate this risk, we actively monitor our competitors’ deposit interest rates and will adjust our rates accordingly in order to maintain our deposit base.

We may be the subject of litigation, which could result in legal liability and damage to our business and reputation.

From time to time, we may be subject to claims or legal action from customers, employees or others. Financial institutions like the Company and the Bank are facing a growing number of significant class actions, including those based on the manner of calculation of interest on loans and the assessment of overdraft fees. Future litigation could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We are also involved from time to time in other reviews, investigations and proceedings (both formal and informal) by governmental and other agencies regarding our business. These matters also could result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Like other large financial institutions, we are also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information.

Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our financial condition and results of operations. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

If we are limited in our ability to originate loans secured by commercial real estate we may face greater risk in our loan portfolio.

Federal banking agencies have issued guidance regarding high concentrations of commercial real estate loans within bank loan portfolios. The guidance requires financial institutions that exceed certain levels of commercial real estate lending compared with their total capital to maintain heightened risk management practices that address the following key elements: board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. If there is any deterioration in our commercial real estate portfolio or if our regulators conclude that we have not implemented appropriate risk management practices, it could adversely affect our business, and could result in the requirement to maintain increased capital levels. Such capital may not be available at that time, and may result in our regulators requiring us to reduce our concentration in commercial real estate loans.

If because of our concentration of commercial real estate loans, or for any other reasons, we are limited in our ability to originate loans secured by commercial real estate, our results of operations may be negatively impacted and we may incur greater risk in our loan portfolio.

The laws and regulations, including the Dodd-Frank Act, applicable to the banking industry could change at any time, and these changes may adversely affect our business and profitability.

We are subject to extensive federal and state regulation. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably. The increased scope, complexity, and cost of corporate governance, reporting, and disclosure practices are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors. We expect to experience increasing compliance costs related to this supervision and regulation.

Also, the 2016 national election results and new administration have introduced additional uncertainty into future implementation and enforcement of the Dodd-Frank Act and other financial sector regulatory requirements. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities. The effects of any such recently enacted, or proposed, legislation and regulatory programs on us cannot reliably be determined at this time.

The Consumer Financial Protection Bureau (the “CFPB”) recently issued “ability-to-repay” and “qualified mortgage” rules that may have a negative impact on our loan origination process and foreclosure proceedings, which could adversely affect our business, operating results and financial condition.

On January 10, 2013, the CFPB issued a final rule to implement the “qualified mortgage” provisions of the Dodd-Frank Act requiring mortgage lenders to consider consumers’ ability to repay home loans before extending them credit. The CFPB’s “qualified mortgage” rule, which became effective on January 10, 2014, describes certain minimum requirements for lenders making ability-to-repay determinations, but does not dictate that they follow particular underwriting models. Lenders will be presumed to have complied with the ability-to-repay rule if they issue “qualified mortgages,” which are generally defined as mortgage loans prohibiting or limiting certain risky features. Loans that do not meet the ability-to-repay standard can be challenged in court by borrowers who default, and the absence of ability-to-repay status can be used against a lender in foreclosure proceedings. Any loans that we make outside of the “qualified mortgage” criteria could expose us to an increased risk of liability and reduce or delay our ability to foreclose upon the underlying property. Any decreases in loan origination volume or increases in compliance and foreclosure costs caused by the rule could negatively affect our business, operating results and financial condition. The CFPB also has adopted a number of additional requirements and issued additional guidance, including with respect to appraisals, escrow accounts and servicing, each of which entails increased compliance costs. In addition, the CFPB likely will continue to make rules relating to consumer protection, and it is difficult to predict which of our products and services will be subject to these rules or how these rules will be implemented.

Compliance with the Dodd-Frank Act has increased our regulatory compliance burdens, and may increase our operating costs and may adversely impact our earnings or capital ratios, or both.

Signed into law on July 21, 2010, the Dodd-Frank Act has represented a significant overhaul of many aspects of the regulation of the financial services industry. Among other things, the Dodd-Frank Act created the CFPB, tightened capital standards, imposed clearing and margining requirements on many derivatives activities and generally increased oversight and regulation of financial institutions and financial activities.

In addition to the self-implementing provisions of the statute, the Dodd-Frank Act calls for over 200 administrative rulemakings by numerous federal agencies to implement various parts of the legislation. While many rules have been finalized or issued in proposed form, additional rules have yet to be proposed. It is not possible at this time to predict when all such additional rules will be issued, their final form or requirements, their applicability to the Company or the Bank, or when they will be implemented.

The cost of complying with the new consumer protection regulations and policies could adversely affect our business.

The Dodd-Frank Act created the CFPB, a new regulatory entity with broad powers to supervise and enforce consumer protection laws. The CFPB has extensive rulemaking authority for a wide range of consumer protection laws that apply to banks and other types of lenders, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. It also has examination and enforcement authority over all banks with more than $10 billion in assets. Institutions with less than $10 billion in assets, like us, are examined for compliance with consumer protection laws by their primary bank regulators, but these regulators defer to the CFPB’s rules and interpretations in evaluating a bank’s compliance with consumer protection laws. Therefore, although the CFPB does not directly supervise us, the actions of the CFPB significantly impact our operations.

The CFPB has set forth numerous rules and guidance documents since its inception concerning a wide range of consumer protection laws, many of which are directly applicable to our operations. For example, the CFPB recently imposed new requirements regarding the origination and servicing of residential mortgage loans, limitations on the manner in which loan originators may be compensated, mandatory disclosures on documentation given to borrowers, and an obligation on the part of lenders to verify a borrower’s “ability to repay” a residential mortgage loan before extending credit, among others. The CFPB likely will continue to make rules relating to consumer protection, and it is difficult to predict which of our products and services will be subject to these rules or how these rules will be implemented. However, compliance with CFPB regulations likely will result in additional operating and compliance costs that could have a material adverse effect on our business, consolidated financial condition, results of operations, or cash flows.

We have the ability to borrow from the Federal Home Loan Bank, and there can be no assurance their programs will continue in their current manner.

We have access to funding by the Federal Home Loan Bank of Des Moines for term advances; we also borrow from correspondent banks under our Fed Funds lines of credit from time to time, primarily to test the continuing availability of those lines. The amount loaned to us is generally dependent on the value of the collateral pledged. These lenders could reduce the percentages loaned against various collateral categories, could eliminate their acceptance of certain types of collateral, and could otherwise modify or even terminate their loan programs, particularly to the extent they are required to do so because of capital adequacy or other balance sheet concerns. Any change or termination of the programs under which we borrow from the Federal Home Loan Bank of Des Moines or correspondent banks could have an adverse effect on our liquidity and profitability.

Our results of operations may be adversely affected by other-than-temporary impairment charges relating to our securities portfolio.

We may be required to record future impairment charges on our securities, including our stock in the Federal Home Loan Bank of Des Moines, if they suffer declines in value that we consider other-than-temporary. Numerous factors, including the lack of liquidity for re-sale of certain securities, the absence of reliable pricing information for securities, adverse changes in the business climate, adverse regulatory actions or unanticipated changes in the competitive environment, could have a negative effect on our securities portfolio in future periods. Significant impairment charges could also negatively impact our regulatory capital ratios and result in the Bank not being classified as “well-capitalized” for regulatory purposes.

We may need to raise additional capital in the future and such capital may not be available when needed or at all.

We may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet regulatory requirements, our commitments or our business needs. Our ability to raise additional capital, if needed, will depend, among other things, on conditions in the capital markets at that time, which are outside of our control, and our financial performance. The loss of confidence in financial institutions may increase our cost of funding and limit our access to some of our customary funding sources, including, but not limited to, inter-bank borrowings and borrowings from the discount window of the Federal Reserve.

We cannot provide assurances that such capital will be available to us on acceptable terms or at all. Any occurrence that may limit our access to the capital markets, such as a decline in the confidence of debt purchasers, depositors of the Bank or counterparties participating in the capital markets, may adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity.

We must effectively manage our growth strategy.

As part of our general growth strategy, we may expand into additional communities or attempt to strengthen our position in our current markets by opening new offices. To the extent that we are able to open additional offices, we are likely to temporarily experience the effects of higher operating expenses relative to operating income from the new operations for a period of time, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets. Our current growth strategies involve internal growth from our current offices and the addition of new offices over time, so that the additional overhead expenses associated with recent openings are absorbed prior to opening other new offices.

We have a nominal amount of deferred tax asset and cannot assure that it will be fully realized.

Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax basis of assets and liabilities computed using enacted tax rates. If we determine that we will not achieve sufficient future taxable income to realize our net deferred tax asset, we are required under generally accepted accounting principles to establish a full or partial valuation allowance. If we determine that a valuation allowance is necessary, we are required to incur a charge to operations. We regularly assess available positive and negative evidence to determine whether it is more likely than not that our net deferred tax asset will be realized. Realization of a deferred tax asset requires us to apply significant judgment and is inherently speculative because it requires estimates that cannot be made with certainty. At December 31, 2016, we had a net deferred tax asset of $8.1 million. For the year ended December 31, 2016, we established a partial valuation allowance of $3.2 million to reduce the gross deferred tax asset of $12.8 million because, in management’s opinion, it is more likely than not that only the remaining $8.1 million will be realized. If we were to determine at some point in the future that we will not achieve sufficient future taxable income to realize our net deferred tax asset, we would be required, under generally accepted accounting principles, to establish a full or increase any partial valuation allowance, which would require us to incur a charge to operations for the period in which the determination was made.

We face strong competition from financial service companies and other companies that offer banking services.

We face substantial competition in all phases of our operations from a variety of different competitors. Our competitors, including larger commercial banks, community banks, savings and loan associations, credit unions, consumer finance companies, insurance companies, brokers, investment advisors and other financial institutions, compete with the lending and deposit-gathering services we offer. Increased competition in our markets may result in reduced loans and deposits.

Many of these competing institutions have much greater financial and marketing resources than we have. Due to their size, many competitors can achieve larger economies of scale in a broader range of products and services than we can. If we are unable to offer competitively priced products and services, our business may be negatively affected.

Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured financial institutions, and are not subject to increased supervisory oversight arising from regulatory examinations. As a result, these non-bank competitors have certain advantages over us in accessing funding and in providing various services. The banking business in our primary market areas is very competitive, and the level of competition facing us may increase further, which may limit our asset growth and financial results.

In the future, the Bank and/or the Company may become subject to supervisory actions and/or enhanced regulation that could have a material adverse effect on our business, operating flexibility, financial condition and the value of our common stock.

Under federal, state and local laws and regulations pertaining to the safety and soundness of insured depository institutions, various state or local regulators (for non-federally chartered banks), the Federal Reserve Board (for bank holding companies and member banks), the local financial industry regulators of the various jurisdictions in which the Bank operates and, separately, the FDIC as the insurer of bank deposits, each have the authority to compel or restrict certain activities on our part if they determine that we have insufficient capital or are otherwise operating in a manner that may be deemed to be inconsistent with safe and sound banking practices. Under their respective authority, our bank regulators can require us to enter into informal or formal enforcement orders, including board resolutions, memoranda of understanding, written agreements, and consent or cease and desist orders, pursuant to which we may be required to take identified corrective actions to address cited concerns or to refrain from taking certain actions. Neither the Bank nor the Company is currently operating under any regulatory enforcement orders.

Technology is continually changing and we must effectively implement new technologies.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables us to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy their demands for convenience, as well as to create additional efficiencies in our operations as we continue to grow and expand our geographic and product markets. In order to anticipate and develop new technology, we employ a qualified staff of internal information system specialists and consider this area a core part of our business. We do not develop our own software products, but have been able to respond to technological changes in a timely manner through association with leading technology vendors. We must continue to make substantial investments in technology, which may affect our results of operations. If we are unable to make such investments, or we are unable to respond to technological changes in a timely manner, our operating costs may increase, which could adversely affect our operating results.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other potential liabilities.

The computer systems and network infrastructure we use could be vulnerable to problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by malicious parties. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations. Computer break-ins and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. We employ external auditors to conduct auditing and testing for weaknesses in our systems, controls, firewalls and encryption to reduce the likelihood of any security failures or breaches, as well as both internal and external monitoring systems to detect and report any attempt to overcome our electronic defenses. Although we, with the help of third-party service providers and auditors, intend to continue to implement effective security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will ultimately be successful. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures would present a reputational risk, and could have a material adverse effect on our financial condition and results of operations.

Breaches of third parties’ network security could subject us to increased operating costs and other liabilities.

In recent years, there have been numerous highly publicized breaches of customer databases maintained by both public and private entities, often compromising personally identifiable information. The Bank has established systems to mitigate the possibility that some of this information could be used fraudulently to open deposit and/or loan accounts. Despite all reasonable efforts, though, we are unable to be absolutely certain that the risk of that form of fraud is entirely eliminated.

Further, some of these third party data breaches have compromised credit card information, creating an opportunity to defraud the Bank and its credit card customers by initiating fraudulent charges using the compromised card information. Although efforts are being made in the U.S. Congress to reassign the liability for these fraudulent charges to the third parties whose systems have been breached, unless and until that reassignment is made, the Bank retains potential liabilities associated with those fraudulent charges. Also, when it is known that a credit card has been compromised, the Bank incurs costs in replacing the card. As a result, a third-party network security breach could have a material adverse effect on our financial condition and the results of our operations.

Managing operational risk is important to attracting and maintaining customers, investors and employees.

Operational risk represents the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside the Bank, the execution of unauthorized transactions by employees, transaction processing errors and breaches of the internal control system, and failure to effectively meet compliance requirements. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. Operational risk is inherent in all business activities and the management of this risk is important to the achievement of our business objectives. In the event of a breakdown in our internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action and suffer damage to our reputation. We have a stringent code of ethics and attendant procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures might not be fully effective. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers, investors and employees, costly litigation, a decline in revenues and increased regulatory oversight.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events or conditions could have a significant impact on our ability to conduct business. Such events or conditions could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. For example, our primary market areas in Guam and the CNMI are subject to typhoons, earthquakes and wildland fires. Operations in our market could be disrupted by both the evacuation of large portions of the population as well as damage and/or lack of access to our banking and operational facilities. While we have experienced severe weather and strong earthquakes in the past and resumed our operations promptly, a recurrence of these, along with acts of war, terrorism or other adverse external events or conditions, may occur in the future. Although management has established a business continuity plan, disaster recovery policies and corresponding procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Uncertain geopolitical conditions could have a material adverse effect on our business and the markets which we serve, which could cause the market price of our common stock to decline.

Our business is subject to geopolitical conditions in the western Pacific, including concerns over North Korea’s nuclear weapons program. In recent months, there have been heightened security concerns regarding North Korea’s nuclear weapons and long-range ballistic missile programs. This has resulted in increased uncertainty regarding both North Korea’s actions and those of the United States. If North Korea were to take an aggressive action, including acts of war, the markets we serve may be disrupted and our business operations could be affected as well. Any of these events could result in a decline in the market price of shares of our common stock.

Risks Related to the Offering and the Ownership of Our Common Stock

Our common stock is quoted on the OTC Pink marketplace of the OTC Markets Group. Failure to develop or maintain a more active trading market may negatively affect the value of our common stock, may deter some potential investors from purchasing our common stock, and may make it difficult for shareholders to sell their shares of our common stock.

Our common stock is quoted on the OTC Pink marketplace, an interdealer quotation network maintained by the OTC Markets Group, and is not listed on any securities exchange. The average daily trading volume of shares of our common stock for the years ended December 31, 2016 and 2015 was 652 shares and 1,347 shares, respectively. The higher volume in 2015 was primarily due to the private placement of 289,303 shares in the second half of 2015. Failure to develop or maintain an active trading market may negatively affect the value of our common stock, may make some potential investors unwilling to purchase our common stock and may make it difficult or impossible for the Company’s shareholders to sell their shares of our common stock and recover any part of their investment. The price for our common stock in the offering has been determined by our board and may not be indicative of prices that will prevail in the open market during or following the offering. An inactive market may also impair our ability to raise capital by selling our common stock, and it may impair our ability to motivate our employees through equity incentive awards and our ability to consummate acquisitions using our common stock as consideration.

The market price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Once you subscribe to purchase shares in the offering, your subscription is irrevocable. If the public trading market price of shares of our common stock decreases below the offering price of $12.25, you will have committed to buying common shares at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is quoted on the OTC Pink marketplace under the symbol “BKGMF,” and the last reported sales price of our common stock on the OTC Pink marketplace on September 25, 2017 was $11.00 per share. For the year ended December 31, 2016, the reported low sale price for our common stock was $9.00 per share, and the reported high sale price was $15.00 per share. For the year ended December 31, 2015, the reported low sale price for our common stock was $9.27 per share, and the reported high sale price was $10.49 per share.

We cannot assure you that the market price of our common stock will not decline after you subscribe to purchase shares in the offering. Moreover, we cannot assure you that you will be able to sell your shares of our common stock at a price equal to or greater than the offering price. A number of factors could cause the market price of our common stock to fluctuate significantly, including:

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating and financial results, or the quality of our assets;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	the payment of, or failure to pay, dividends on our common stock, or a change in the amount of dividends;

•	continued levels of loan quality and volume origination;

•	the adequacy of loan loss reserves;

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	deposit flows;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	announcements by us or our competitors of significant acquisitions, dispositions or innovations;

•	changes in financial estimates and recommendations by securities analysts following our stock, or the failure of securities analysts to cover our common stock after the offering;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	declaration of bankruptcy by any of our borrowers or competitors;

•	general economic conditions and overall market fluctuations;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts;

•	additions or departures of key management personnel;

•	actions by our shareholders;

•	the trading volume of our common stock;

•	sales of our common stock by us or the perception that such sales may occur; and

•	changes in business, legal or regulatory conditions, or other developments affecting participants in, and publicity regarding, the financial services industry or any of our significant customers.

In particular, the realization of any of the risks described in these “Risk Factors” could have a material and adverse impact on the market price of our common stock in the future and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance. If the market price of our common stock reaches an elevated level following the offering, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against the issuer. If we were to be involved in a class action lawsuit, it could divert the attention of senior management, and, if adversely determined, have a material adverse effect on our business, results of operations and financial condition.

The offering price of $12.25 per share is not an indication of the fair value of our common stock.

The price of the shares offered in the offering was determined by us based on a variety of factors, including:

•	the earnings per share and the per share book value of our common stock;

•	the trading history of our common stock;

•	our operating history and prospects for future earnings;

•	our current performance and financial condition;

•	the prospects of the banking industry and markets in which we compete;

•	the general condition of the securities markets at the time of the commencement of the offering; and

•	the prices of equity securities and equity equivalent securities of comparable companies.

The offering price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices below the offering price. Our board of directors is not making a recommendation as to whether you should purchase shares of our common stock in the offering.

We have not obtained a recommendation or fairness opinion related to the offering, as a result of which you must make your own determination of whether the offering price is a fair price.

Our board of directors is not making any recommendation regarding the purchase of shares of our common stock. Our board has not obtained a recommendation or fairness opinion related to the offering. The current market price of shares is affected by many factors and may increase or decrease during or subsequent to the offering. You will need to evaluate the value of the shares being offered and the risks inherent in investing, and individually determine if you should purchase shares of our common stock.

We cannot assure you that we will pay dividends on our common stock, and restrictions on our ability to receive funds from our subsidiaries could limit our ability to pay dividends on our common stock.

After completion of the offering, we may pay cash dividends on our common stock, subject to our compliance with applicable law, and depending on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. While we, as a bank holding company, are not subject to certain restrictions on dividends applicable to the Bank, our ability to pay dividends to the holders of our common stock will depend to a large extent upon the amount of dividends paid by the Bank to us. Regulatory authorities restrict the amount of cash dividends the Bank can declare and pay without prior regulatory approval. There can be no assurance that we will continue to pay a dividend in the future or that we will not decrease the amount of dividends. For more information, see “Price Range for Our Common Stock and Dividend Policy.”

Your percentage ownership in us may be diluted by future issuances of capital stock or securities or instruments that are convertible into our capital stock, which could reduce your influence over matters on which shareholders vote.

Our board of directors has the authority, without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our obligations under our incentive plans, shares of our authorized but unissued preferred stock and securities and instruments that are convertible into our common stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our shareholders vote and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock. As of the date of this prospectus we have outstanding 9,800 shares of non-voting, non-cumulative perpetual preferred stock which ranks on parity with our common stock as to dividends and senior to our common stock as to distribution upon the liquidation, dissolution, or winding up of the Company. For more information, see “Description of our Capital Stock—Series A Preferred Stock.”

Offerings of debt and/or preferred equity securities may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if the Bank’s capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Between September 15, 2016 and December 31, 2016, we sold an aggregate of 9,800 shares of our non-voting, non-cumulative perpetual preferred stock for aggregate proceeds of $9.8 million. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our president and chief executive officer controls a significant percentage of our common stock, and her interests may conflict with those of our other shareholders.

Lourdes A. Leon Guerrero, the chair of our board of directors and our president and chief executive officer, is the sole trustee under a Voting Trust Agreement among certain shareholders of the Company, including Ms. Leon Guerrero. The Voting Trust Agreement provides, among other things, that the trustee has the power and discretion to vote, consent to or take any shareholder action of any kind concerning the Company with respect to the shares of our common stock subject to the Voting Trust Agreement. The Voting Trust Agreement limits this right by (1) requiring that in selecting any nominee or proxy, the trustee must select a nominee or proxy who is either a shareholder, director or officer of the Company; (2) providing that a majority of the shares held by the parties may advise the trustee in writing that the trustee is not authorized to take a proposed vote, consent or action; and (3) requiring that if any parties or permitted transferees (as defined in the Voting Trust Agreement) of the parties are nominees for director of the Company, the trustee shall vote the shares in favor of such nominees. The Voting Trust Agreement terminates on December 31, 2040.

As a result of the Voting Trust Agreement, as of June 30, 2017, Ms. Leon Guerrero beneficially owned 41.78% of our outstanding shares of common stock. Accordingly, Ms. Leon Guerrero may be able to exercise significant influence over matters requiring shareholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our common stock will be able to affect the way we are managed or the direction of our business. The interests of Ms. Leon Guerrero with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities, and attempts to acquire us, may conflict with the interests of our other shareholders, and the resolution of these conflicts may not always be in your best interests. This continued concentrated ownership will make it unlikely that another company will acquire us and for you to receive any related takeover premium for your shares unless

Ms. Leon Guerrero approves the transaction. In addition, Ms. Leon Guerrero’s concentration of stock ownership may also adversely affect the trading price of our common stock to the extent investors perceive a disadvantage in owning stock of a company with a significant shareholder.

There are substantial regulatory limitations on changes of control of bank holding companies that may discourage investors from purchasing shares of our common stock.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of the Company without prior notice or application to, and the approval of, the Federal Reserve Board. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions could discourage third parties from seeking to acquire significant interests in us or in attempting to acquire control of us, which, in turn, could adversely affect the market price of our common stock.

Anti-takeover provisions and restrictions on ownership could negatively impact our shareholders.

Provisions of federal law and our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders. In addition, the Bank Holding Company Act of 1956, as amended (the “BHCA”), requires any bank holding company to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHCA.

Our articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of the Company. Among other things, these provisions empower our board of directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our board and divide our board of directors into three classes serving staggered three year terms.

Because our management will have broad discretion over the use of the net proceeds from the offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

Our management will have broad discretion in the application of the proceeds from the offering. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

Our common stock is not insured by any governmental entity, and therefore an investment in our common stock involves risk.

Our common stock is not a deposit account or other obligation of any bank, and is not insured by the FDIC or any other governmental entity, and is subject to investment risk, including possible loss.

We are incorporated in Guam, which has a less-developed body of corporate law than some jurisdictions, which may cause our shareholders to have more difficulty in protecting their interests.

Our corporate affairs are governed by our articles of incorporation and by-laws and by the Guam Business Corporation Act (the “GBCA”). The provisions of the GBCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in Guam interpreting the GBCA. The rights and fiduciary responsibilities of directors under the law of Guam are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. Our shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or significant shareholders than would shareholders of a corporation incorporated in certain other United States jurisdictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain statements that are not historical in nature, are predictive or forward-looking in nature, or that depend upon or refer to future events or conditions. These include, among other things, statements regarding:

•	competition for loans and deposits and failure to attract or retain deposits and loans;

•	local, regional, national and global economic conditions and events, and the impact they may have on us and our customers, and our assessment of that impact on our estimates, including the allowance for loan losses and fair value measurements;

•	risks associated with concentrations in real estate related loans;

•	changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of our allowance for loan losses and our provision for loan losses;

•	the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board;

•	stability of funding sources and continued availability of borrowings;

•	the effect of changes in laws and regulations with which we and the Bank must comply, including any change in FDIC insurance premiums;

•	our ability to raise capital or incur debt on reasonable terms;

•	regulatory limits on the Bank’s ability to pay dividends to us;

•	the impact of the Dodd-Frank Act and the implementation of its associated rules and regulations;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•	changes in the deferred tax asset valuation allowance in future quarters;

•	the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

•	our ability to increase market share and control expenses; and

•	our success in managing the risks involved in the foregoing items,

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements may be preceded by, followed by or include the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “is designed to” and similar expressions. We based these forward-looking statements on our expectations and projections about future events at the time when they were made. These forward-looking statements are subject to risks, uncertainties and assumptions about our business that could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” included elsewhere in this prospectus and as may be updated in filings we make from time to time with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. New information, future events or risks could cause the forward-looking events we discuss in this prospectus not to occur. You should not place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this prospectus.

USE OF PROCEEDS

After deducting the estimated offering expenses that are payable by us, we estimate that the net proceeds from the sale of the common stock offered pursuant to this prospectus will be approximately $19.8 million if the maximum offering amount is sold. Because there is no minimum offering amount that must be sold for the offering to occur, the actual proceeds could be significantly less than that amount. The following table illustrates the estimated amount of net proceeds to be received by the Company assuming the sale of 25%, 50%, 75% and 100%, respectively, of the maximum offering amount.

	25%	50%	75%	100%
Gross proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Estimated expenses	166,818	166,818	166,818	166,818

Estimated net proceeds	$4,833,182	$9,833,182	$14,833,182	$19,833,182

We intend to use the net proceeds of the offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support our subsidiaries, including the Bank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt. We do not have any specific plans for acquisitions or other business combinations at this time. Allocations of the net proceeds from the offering to specific purposes have not been made at the date of this prospectus. Our management and our board of directors will retain broad discretion in deciding how to allocate the net proceeds of the offering. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

DETERMINATION OF OFFERING PRICE

The price of the shares offered in the offering was determined by our board of directors based on a variety of factors, including:

•	the earnings per share and the per share book value of our common stock;

•	the trading history of our common stock;

•	our operating history and prospects for future earnings;

•	our current performance;

•	the prospects of the banking industry and the markets in which we compete;

•	the general condition of the securities markets at the time of the offering; and

•	the prices of equity securities and equity equivalent securities of comparable companies.

Because our shares are thinly traded, our board of directors considered how market prices could be impacted by trades in any one day when determining the price of the shares in this offering.

We cannot assure you that the market price of our common shares will not decline during or after the offering. We also cannot assure you that you will be able to sell the common shares purchased during the offering at a price equal to or greater than the offering price. We urge you to obtain a current quote for our common shares before subscribing to purchase shares in the offering.

PRICE RANGE FOR OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is not traded on any exchange. Our common stock is quoted on the OTC Pink marketplace, an interdealer quotation system, under the symbol “BKGMF”. OTC Pink securities are not listed and do not trade on an organized stock exchange. Instead, transactions are conducted through a telephone and computer network connecting dealers. The last closing bid price of our common stock on the OTC Pink marketplace was $11.00 on September 25, 2017.

The high and low bid prices of our common stock for the periods indicated, as well as the amount of dividends paid per share, are set forth below. The stock prices in the table are derived from both private sales executed through the Bank’s Trust Department and quotations on the OTC Pink marketplace. Such OTC Pink quotations reflect inter-dealer prices, without markup, markdown or commissions. Because our common stock is traded infrequently, these prices may not necessarily represent actual transactions or a liquid trading market.

	Stock Price
	High	Low	Dividends Per Share
Year ending December 31, 2017
Second Quarter	$12.66	$10.00	$0.100
First Quarter	$12.00	$9.75	$0.100
Year ended December 31, 2016
Fourth Quarter	$15.00	$9.00	$0.100
Third Quarter	$10.50	$9.33	$0.100
Second Quarter	$15.00	$9.27	$0.100
First Quarter	$10.49	$9.00	$0.100
Year ended December 31, 2015
Fourth Quarter	$10.49	$9.27	$0.100
Third Quarter	$10.50	$8.75	$0.100
Second Quarter	$10.00	$8.46	$0.100
First Quarter	$14.00	$8.40	$0.100

As of June 30, 2017, there were approximately 4,419 holders of record of our common stock. There are no other classes of our common equity. During 2016, the Company issued $9.8 million in non-voting, non-cumulative perpetual preferred stock to accredited investors.

At its discretion, our board of directors declares dividends to its shareholders on a quarterly basis. The Company declared and paid dividends of $0.10 per share to shareholders as of a declaration date for each share of common stock outstanding for the first and second quarters of 2017 and in each of the quarters during the years ended December 31, 2016 and 2015.

The amount of future dividends will depend upon our earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis. It is the policy of the Federal Reserve Board that bank holding companies generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the policy of the Federal Reserve Board that bank holding companies not maintain dividend levels that undermine the holding company’s ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. Under the federal Prompt Corrective Action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company is undercapitalized, and the FDIC may prohibit a non-member bank from paying any dividends if the bank is undercapitalized.

As a holding company, our ability to pay cash dividends is affected by the ability of our bank subsidiary, the Bank, to pay cash dividends. The ability of the Bank (and our ability) to pay cash dividends in the future and the amount of any such cash dividends is and could in the future be further influenced by bank regulatory requirements and approvals and capital guidelines. Funds for payment of any cash dividends by the Company would be obtained from its investments as well as dividends from the Bank. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition, business conditions, regulatory capital requirements and covenants under any applicable contractual arrangements, including agreements with regulatory authorities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2017:

•	on an actual basis, and

•	on a pro forma basis, giving effect to the sale and issuance by us of a maximum of 1,632,653 shares of our common stock in the offering, at an offering price of $12.25 per share.

The information below is not necessarily indicative of our future cash and cash equivalents and capitalization. This table is derived from and is qualified in its entirety by reference to our historical financial statements and the accompanying notes thereto incorporated by reference in this prospectus, and should be read in conjunction with “Prospectus Summary,” “Summary Selected Consolidated Financial and Other Data,” and “Use of Proceeds” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and our Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated herein by reference.

	As of June 30, 2017
	Actual	As Adjusted for the Sale of 1,632,653 Shares
(in thousands except per share data)
Cash and cash equivalents	$211,686	$231,686

Liabilities
Long-term debt	—	—
Equity
Common stock, $0.2083 par value per share; 48,000 shares authorized; 9,312 shares issued and 9,280 shares outstanding at June 30, 2017	1,941	2,358
Preferred stock, $100.00 par value per share; 300 shares authorized; 9.8 shares issued and outstanding at June 30, 2017	980	980
Additional paid-in capital, common stock	20,040	39,263
Additional paid-in capital, preferred stock	8,803	8,803
Retained earnings	108,181	108,181
Accumulated other comprehensive loss	(3,113)	(3,113)
Common stock in treasury, at cost (32 shares)	(290)	(290)

Total shareholders’ equity	136,542	156,542

Total capitalization	$136,542	$156,542

PLAN OF DISTRIBUTION

We are selling up to 1,632,653 shares of our common stock in the offering directly to investors at a price of $12.25 per share. The offering price will remain fixed for the duration of the offering. There is no minimum amount required for this offering to close. The minimum investment amount for a single investor is $50,000. Subscriptions for less than the minimum investment will be rejected automatically. The shares are being offered only to investors in those states and territories where we have registered this offering or an exemption from securities registration is available.

The offering is not being made through an underwriter or placement agent. Therefore, the Company will receive all proceeds from this offering. We will enter into a subscription agreement directly with investors in connection with the offering. We have made no arrangement to address the possible effect of the offering on the market price of our common stock.

Our officers and directors will attempt to sell the shares directly to investors. Our officers and directors will not receive commissions or any other remuneration from any such sales, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other employees of the Bank may assist in the offering in ministerial capacities, providing clerical work in effecting a subscription or answering questions of a ministerial nature. Our other employees have been instructed not to solicit subscriptions for the purpose of purchasing shares of our common stock in the offering. We will rely on Rule 3a4-1 under the Exchange Act, and the solicitation of sales in the offering will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common shares. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common shares.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states and territories).

To properly subscribe for shares in the offering, the appropriate sections of a subscription agreement must be completed. The form of subscription agreement is included as an exhibit to the registration statement of which this prospectus forms a part. Subscriptions will be accepted, in the discretion of our board of directors, only if accompanied by a completed subscription agreement and payment of the subscription price for the shares to be purchased. Subscriptions will not be deemed accepted by us until the subscription agreement has been executed on behalf of the Company.

Subscribers may not revoke subscription agreements at any time except with our consent. We reserve the right to cancel accepted subscriptions or to terminate the offering at any time and for any reasons, and to reject, in whole or in part and in our sole discretion, any subscription. Shares also will not be issued to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such securities, unless such person has obtained such approval.

If we do not accept a subscription, we will return subscription funds without deduction and without interest thereon, as soon as practicable thereafter.

Our officers and directors who will offer and sell the shares offered hereby are aware that they are required to comply with the provisions of Regulation M under the Exchange Act. With certain exceptions, Regulation M precludes the officers and directors, or other person who participates in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our common stock, preferred stock and certain provisions of our second amended and restated articles of incorporation (our “articles of incorporation”) and by-laws are summaries of all material terms thereof. Reference is made to the more detailed provisions of our articles of incorporation and our by-laws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 48,000,000 shares of common stock with a par value of $0.2083 per share and 300,000 shares of preferred stock with a par value of $100.00 per share, of which 10,000 shares have been designated 5.50% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A, which we refer to herein as the “Series A preferred stock.” As of June 30, 2017, there were 9,800 shares of our Series A preferred stock outstanding. Shares of our capital stock are not bank deposits or savings accounts and are not insured or guaranteed by the FDIC or any other governmental agency or by the Bank.

Common Stock

Voting Rights. Each holder of our common stock is entitled to one vote per share on any issue requiring a vote at any meeting. Shareholders do not have cumulative voting rights in the election of directors. Pursuant to our articles of incorporation, the number of directors is eleven, or such greater number as is specified by our by-laws. The number of directors specified by our by-laws is at present eleven. Pursuant to our articles of incorporation, directors are classified into three classes as follows: three Class I directors, four Class II directors and four Class III directors. The terms of Class I directors expire in 2018, those of Class II directors expire in 2019 and those of Class III directors expire in 2020.

Except as otherwise provided by law, our articles of incorporation or our by-laws or in respect of the election of directors, all matters to be voted on by our shareholders will be approved if the votes cast favoring the action exceed the votes cast opposing the action. In the case of an election of directors, where a quorum is present, a plurality of the votes cast is sufficient to elect each director.

Charter Amendments. In general, an amendment to our articles of incorporation, including a provision to increase our authorized capital stock or to authorize an additional class of capital stock, may be effected if the amendment is recommended to our shareholders by our board of directors and approved by shareholders at a meeting of shareholders at which a quorum (consisting of a majority of the shares entitled to vote on the issue) is present and more votes are cast in favor of such action than are cast against.

Merger, Share Exchange, Sale of Assets, and Dissolution. In general, Guam law provides that a merger, share exchange (other than certain mergers or share exchanges in which we are the surviving entity), certain material sales of assets or a voluntary dissolution may in each case be effected if such action is recommended to the shareholders by our board of directors and approved by shareholders at a meeting of shareholders at which a quorum (consisting of a majority of the shares entitled to vote on the issue) is present and more votes are cast in favor of such action than are cast against.

Dividends. Holders of our common stock are entitled to dividends when, as and if declared by our board of directors from funds legally available for such purpose. Since the source of funds for the payment of dividends to shareholders will be dividends received from the Bank (as its sole shareholder), our ability to pay dividends will depend on the ability of the Bank to pay dividends under applicable law and the declaration of dividends by the Bank. In general and as set forth more fully in Article IV, Section 3, of our articles of incorporation, dividends on common shares may be paid only after all dividends due to cumulative preferred shares, if any, have been paid in full or set aside for payment and sinking fund payments, if any, upon shares of all preferred series have been set aside.

Liquidation or Dissolution. Upon liquidation or dissolution of the Company, the holders of preferred shares of all series will be paid in full before the net assets of the Company are distributed to the holders of shares of our common stock. However, once paid in full, the holders of shares of our preferred stock will not thereafter share in any assets remaining for distribution to the holders of common shares.

Miscellaneous. Shares of the BankGuam Holding Company are fully paid and non-assessable. Shares of our common stock are not restricted as to alienability by our articles of incorporation or by applicable law. There are no conversion rights, sinking fund provisions or redemption provisions applicable to our common stock. Holders of our common stock do not have any preferential or preemptive rights to subscribe to or purchase any share of any class of stock of the corporation whether now or hereafter authorized.

Computershare Trust Company, N.A. acts as a registrar and transfer agent for our common stock.

Preferred Stock

Rights and Preferences. The preferred stock is senior to the common stock and the common stock is subject to all the rights and preferences of the preferred stock. The preferred stock may be issued in one or more series, as determined by our board of directors, with each series appropriately designated by a letter, number or title. Each series will be issued under the same qualifications, limitations and restrictions without distinction between series, except only in regard to the following particulars, which may vary with different series as determined in the resolutions providing for the issuance of the shares of the respective series:

•	whether dividends payable on shares of such series shall be cumulative or noncumulative and the provisions applicable to such series in respect to the amount and payment of dividends upon shares of such series;

•	the amount or amounts payable upon redemption thereof and the time and manner in which the same may be redeemed;

•	the amount or amounts to be distributed to holders thereof upon any voluntary or involuntary dissolution of the corporation;

•	the provisions of the sinking fund, if any, with respect thereto; and

•	the limitations, if any, upon the issuance of additional preferred shares in the same or a subsequent series.

These particulars may vary depending, among other things, upon market conditions at the time of issuance of a series of preferred stock, and to assure that a particular series of preferred stock has the desired and intended regulatory capital classification. The preferred stock does not have rights to be converted into shares of common stock.

Voting Rights. The preferred stock does not have voting rights except as provided by law. In general, voting rights are afforded by the Guam Business Corporation Code to preferred stock as a voting group or, in some circumstances, separate voting groups, in the case of certain mergers or share exchanges, or certain amendments to the articles of incorporation of the Company as provided by 18 Guam Code Annotated (G.C.A.) §§ 281003 and 281004. Where such voting rights apply, the approval of each voting group is required to approve the amendment, merger or share exchange, as the case may be.

Dividends. Our board of directors will determine whether dividends payable on shares of a series of preferred stock shall be cumulative or noncumulative and the provisions applicable to such series in respect of the amount and payment of dividends upon shares of such series In general and as set forth more fully in Article IV, Section 3, of our articles of incorporation, dividends on common shares may be paid only after all dividends due to cumulative preferred shares, if any, have been paid in full or set aside for payment and sinking fund payments, if any, upon shares of all preferred series have been set aside.

Redemption. At the time each series of preferred stock is authorized, our board of directors will determine the amount to be paid in cash to redeem that series of preferred stock and whether it is appropriate to establish a fund to redeem that series (a “sinking fund”). All amounts, if any, required to be set aside for such a sinking fund must be set aside before any dividend may be declared or paid upon common shares or any junior preferred shares.

Liquidation or Dissolution. Upon liquidation or dissolution of the Company, the holders of preferred shares of all series will be paid in full before the net assets of the Company are distributed to the holders of common shares. However, once paid in full, the holders of preferred shares will not thereafter share in any assets remaining for distribution to the holders of common shares.

Miscellaneous. Holders of Preferred Shares will not be entitled to any preemptive or preferential right to purchase any shares of the Company whether now or hereafter authorized.

Series A Preferred Stock

Rights and Preferences. Our Series A preferred stock ranks on parity with our common stock as to dividends and senior to our common stock as to distribution upon the liquidation, dissolution, or winding up of the Company. Our Series A preferred stock is not convertible into or exchangeable for any shares of common stock or any other class of our capital stock. Holders of our Series A preferred stock do not have any preemptive rights. Our board of directors may issue stock with preferences equal with or junior to the Series A preferred stock without the consent of the holders of the Series A preferred stock.

Dividends. Dividends on the Series A preferred stock are not mandatory. When declared by our board of directors, holders of Series A preferred stock are entitled to receive non-cumulative cash dividends on the liquidation preference of $1,000 per share, quarterly in arrears on each March 31, June 30, September 30 and December 31. Initially, dividends will be calculated at an annual rate of 5.50%, and from, and including, June 30, 2021, dividends will be calculated annually at an annual rate equal to the three-month LIBOR rate plus 4.825%. If the board of directors does not declare a dividend with respect to the Series A preferred stock in respect of any dividend period, the holders of Series A preferred stock will have no right to receive any dividend for such dividend period, and the Company will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series A preferred stock, the common stock or any other class or series of preferred stock.

Voting Rights. Holders of Series A preferred stock do not have voting rights, other than those required by applicable law.

Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series A preferred stock are entitled to receive out of assets available for distribution to shareholders, before any distribution of assets may be made to or set aside to holders of our common stock and any capital stock ranking junior to the Series A preferred stock as to distributions, a liquidating distribution in an amount equal to the liquidation preference of $1,000 per share, plus any declared but unpaid dividends thereon.

Redemption. With the prior approval of the Federal Reserve Board, the Company may redeem the Series A preferred stock (i) in whole or in part, at its option, at any dividend payment date on or after the date that is five years after the date of issuance or (ii) in whole, but not in part, upon the occurrence of a Regulatory Capital Treatment Event (as defined in the Series A preferred stock certificate of designations), in each case at the redemption price of $1,000 per share, plus any declared but unpaid dividends thereon.

Anti-Takeover Effects of Certain Provisions of Guam Law, Our Articles of Incorporation and Our By-laws

Certain provisions of Guam law and certain provisions in our articles of incorporation and by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

Preferred Stock. Our articles of incorporation permit our board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series, the designation of the series and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board. Our articles of incorporation provide that our board of directors is divided into three classes, designated Class I, Class II and Class III. Because directors in each class have a three year term, this could have the effect of impeding or delaying a potential takeover.

Director Vacancies. Vacancies on our board of directors may be filled by a majority of the remaining directors for the unexpired term of his or her predecessor, or at a special meeting of shareholders called for that purpose. A director elected to fill a newly created directorship will be designated by a majority of the directors then in office as a Class I, Class II or Class III director so that after such designation each of the three classes will be as nearly equal in number as possible, and every director so elected and designated will hold office until the expiration of the term of the other directors in the same class.

No Cumulative Voting. Our articles of incorporation provide that shareholders do not have the right to cumulative votes in the election of directors.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limited Ability to Call Special Meetings of Shareholders. Our by-laws permit a special meeting of shareholders to be called only by our board of directors or pursuant to the written request of shareholders who own at least 10% of all shares entitled to vote at the special meeting. A potential acquirer may wish to call a special meeting of shareholders of a target to consider removing directors or to consider an acquisition offer. It could also call a meeting or series of meetings to harass management and disrupt the target’s business. Thus, limited rights of shareholders to call special meetings can have an anti-takeover effect.

Unanimous Requirement for Written Consent of Shareholders. Shareholders of Guam corporations may act without a meeting only by unanimous written consent. As a practical matter, the requirement of unanimity makes it exceedingly difficult for a potential acquirer to accomplish its objective through a written consent with respect to a company that has a large number of shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to a “non-U.S. holder” (as defined below) relating to the acquisition, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with our common stock that is held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the “Code”), by a non-U.S. holder.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or territory thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations (“Treasury Regulations”) to be treated as a United States person.

This summary is based upon provisions of the Code and Treasury Regulations, administrative rulings and judicial decisions currently in effect, all as of the date hereof and all subject to change at any time, possibly with retroactive effect, or to different interpretation by the Internal Revenue Service (“IRS”). No ruling on U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary does not address all aspects of United States federal taxes and does not address any foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not represent a detailed description of the U.S. federal income tax consequences applicable to holders that are subject to special treatment under the U.S. federal income tax laws (including a holder that is a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” “real estate investment trust,” “regulated investment company,” dealer in securities or currencies, financial institution, tax-exempt or governmental entity, insurance company, person holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, trader in securities that elects to use a mark-to-market method of accounting, person liable for the alternative minimum tax or Medicare contribution tax on net investment income, corporation that accumulates earnings to avoid U.S. federal income tax, person that owns, or is deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below), U.S. expatriate or certain former citizens or long-term residents of the United States, person who acquired our common stock as compensation for services or upon the exercise of an employee stock option, or a partnership or other pass-through entity, or partner in a partnership or beneficial owner of a pass-through entity that holds our common stock for U.S. federal income tax purposes). We cannot provide assurance that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Non-U.S. holders that are partners of a partnership holding our common stock should consult their tax advisors.

Non-U.S. holders considering the purchase of our common stock should consult their own tax advisors concerning the particular U.S. federal income and estate tax consequences of the ownership of our common stock, as well as the consequences arising under the laws of any other taxing jurisdiction.

Distributions on Our Common Stock

Distributions paid on our common stock will be treated as dividends to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a non-U.S. holder of our common stock generally will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained in the United States) are not subject to U.S. federal withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits or (b) if the common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Dividend distributions to non-U.S. holders would also be subject to the rules concerning FATCA, as further discussed below.

Gain on Disposition of Our Common Stock

Subject to the discussion below under the heading “FATCA Withholding Requirements,” any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or such non-U.S. holder’s holding period for our common stock and such non-U.S. holder held (at any time during the shorter of the five-year period ending on the date of the disposition or such non-U.S. holder’s holding period) more than 5% of our common stock.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a “United States person” as defined under the Code and, in addition, may, under certain circumstances, be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we have not been and are not currently a “United States real property holding corporation” for U.S. federal income tax purposes; however, no assurance can be given that we are not or will not become one in the future. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a “United States real property holding corporation.”

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a “United States person” as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a “United States person” as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

FATCA Withholding Requirements

Under Section 1471 through Section 1474 of the Code and the Treasury Regulations promulgated and official guidance issued thereunder (collectively, “FATCA”), the relevant withholding agent may be required to withhold 30% of any dividends on our common stock, and on the gross proceeds from the sales of our common stock on or after January 1, 2019, in each case, to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain countries have entered into intergovernmental agreements with the United States that supplement and modify these rules. Non-U.S. holders should consult their own tax advisors regarding the impact of FATCA on their ownership and disposition of our common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the common stock that is offered hereby will be passed upon by Danilo M. Rapadas. Mr. Rapadas is Senior Vice President, General Counsel and Chief Risk Officer of the Company and holds less than 1% of the outstanding common stock of the Company.

EXPERTS

Our audited consolidated financial statements as of December 31, 2016 and 2015, and for the three years ended December 31, 2016 incorporated by reference in this prospectus have been so incorporated in reliance upon the reports of Squar Milner LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act covering the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed as part of the registration statement.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at the Bank’s website at www.bankofguam.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this prospectus and prior to termination of the offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, and June 30, 2017;

•	The information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A filed on April 17, 2017; and

•	Our Current Reports on Form 8-K filed on January 17, 2017, as amended by Form 8-K/A filed on January 20, 2017, March 3, 2017, April 12, 2017, May 26, 2017, June 5, 2017, and September 1, 2017.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number: BankGuam Holding Company, 111 W Chalan Santo Papa, Hagåtña, Guam 96910, Attention: Corporate Secretary, (671) 472-5300.

We are also incorporating by reference all additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus until the termination of the offering. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference in this prospectus.

You should rely only on the information in this prospectus, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

Up to 1,632,653 Shares of Common Stock

PROSPECTUS

                    , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item	13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses paid or payable by the registrant in connection with the issuance and distribution of securities in the offering. All amounts are estimates except for the SEC registration fee.

SEC registration fee	$2,318
Accounting fees and expenses	$15,000
Legal fees and expenses	$85,000
Blue Sky fees and expenses (including counsel fees)	$20,000
Printing and engraving expenses	$17,000
Transfer agent and registrar fees and expenses	$2,500
Miscellaneous expenses	$25,000

Total	$166,818

Item	14. Indemnification of Directors and Officers.

As permitted by 18 Guam Code Annotated (G.C.A.) Section 28822 of the Guam Business Corporation Act, the registrant’s articles of incorporation, Article Ten, provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or registrant as a director of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding to the extent permitted by the laws of Guam and in any manner consistent with the laws of Guam. Additionally, as permitted by 18 G.C.A. Section 28822 of the Guam Business Corporation Act, the registrant’s by-laws at Article V provides that the registrant shall have the power to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding to the extent permitted by the laws of Guam and in any manner consistent with the laws of Guam.

The directors’ liability will be further limited to the extent permitted by any future amendments to the Guam Business Corporation Act authorizing the further limitation or elimination of the liability of directors.

The indemnification provisions in the articles of incorporation and by-laws may be sufficiently broad to permit indemnification of the registrant’s directors and officers for liabilities arising under the Securities Act.

Item	15. Recent Sales of Unregistered Securities.

Between September 15, 2016 and December 31, 2016, the registrant sold an aggregate of 9,800 shares of its 5.50% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A (the “Series A Preferred Stock”) to certain “accredited investors” within the meaning of Rule 501 of the Securities Act, at a purchase price of $1,000 per share, for aggregate proceeds of $9.8 million. The Series A Preferred Stock was offered and sold only to investors that met the “accredited investor” definition of Rule 501 of the Securities Act in reliance on the exemption from registration afforded under Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

Between July 30, 2015 and December 31, 2015, the registrant completed a private placement of an aggregate of 289,303 shares of its common stock to certain “accredited investors” within the meaning of Rule 501 of the Securities Act, at a purchase price of $9.85 per share, for aggregate proceeds of $2.8 million. The common stock was offered and sold only to investors that met the “accredited investor” definition of Rule 501 of the Securities Act in reliance on the exemption from registration afforded under Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

On December 17, 2014, the registrant completed a private placement of an aggregate of 105,820 shares of its common stock to certain “accredited investors” within the meaning of Rule 501 of the Securities Act, at a purchase price of $9.45 per share, for aggregate proceeds of $1.0 million. The common stock was offered and sold only to investors that met the “accredited investor” definition of Rule 501 of the Securities Act in reliance on the exemption from registration afforded under Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(A) Exhibits:

Exhibit Number	Description

2.01	Agreement and Plan of Reorganization and Merger dated October 29, 2010 between the Company and the Bank (incorporated by reference to Exhibit 2.01 to the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2011).

3.01	Second Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2016).

3.02	First Amended By-laws of the Company (incorporated by reference to Exhibit 3.03 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012).

5.01*	Opinion of Danilo M. Rapadas as to the legality of the securities being registered.

9.01	Voting Trust Agreement dated November 29, 2013 between certain shareholders of the Company and Lourdes A. Leon Guerrero, as Trustee (incorporated by reference to Exhibit 9.02 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013).

10.01†	2011 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.03 to the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2011).

10.02†	Substitution Agreement and Undertaking of Registrant in Relation to the Bank 2011 Employee Stock Purchase Plan dated August 10, 2011 (incorporated by reference to Exhibit 10.04 to the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2011).

10.03†	BankGuam Holding Company 2011 Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on July 11, 2012).

10.04†	Employment Agreement dated May 1, 2013 between the Bank and Lourdes A. Leon Guerrero (incorporated by reference to Exhibit 10.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013).

10.05†	Employment Agreement dated June 27, 2013 between the Bank and William D. Leon Guerrero (incorporated by reference to Exhibit 10.02 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013).

10.06†	BankGuam Holding Company Stock Service Award Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on June 18, 2014).

Exhibit Number	Description

10.07	Form of Private Placement Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 21, 2016).

10.08	Stock Purchase Agreement dated May 27, 2016 between David J. John and the Company (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2017).

10.09†	Employment Agreement dated January 11, 2017 between the Bank and Francisco M. Atalig (incorporated by reference to Exhibit 10.07 to the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2017).

10.10†	Exhibits A and B to the Employment Agreement dated January 11, 2017 between the Bank and Francisco M. Atalig filed on January 17, 2017 as Exhibit 10.07 to the Company’s Form 8-K (incorporated by reference to Exhibit 10.07 to the Company’s Amendment to Current Report on Form 8-K/A filed with the SEC on January 20, 2017).

21.01	List of Significant Subsidiaries of the Company (incorporated by reference to Exhibit 21.01 to Registration Statement on Form S-1 filed with the SEC on September 6, 2017).

23.01	Consent of Squar Milner LLP (incorporated by reference to Exhibit 23.01 to Registration Statement on Form S-1 filed with the SEC on September 6, 2017).

23.02*	Consent of Danilo M. Rapadas (included in Exhibit 5.01).

24.01	Power of Attorney (previously filed).

99.01*	Form of Subscription Agreement.

*	Filed herewith.
†	Management contract, compensatory plan or arrangement.

Item	17. Undertakings.

The undersigned registrant hereby undertakes:

(1) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hagåtña, Guam, on September 27, 2017.

BankGuam Holding Company

By:	/s/ Lourdes A. Leon Guerrero
Lourdes A. Leon Guerrero President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 27, 2017.

Signature	Title

/s/ Lourdes A. Leon Guerrero* Lourdes A. Leon Guerrero	Chair of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Francisco M. Atalig* Francisco M. Atalig	Chief Financial Officer (Principal Financial Officer)

/s/ Symon A. Madrazo* Symon A. Madrazo	Controller (Principle Accounting Officer)

/s/ William D. Leon Guerrero* William D. Leon Guerrero	Vice Chair of the Board, Executive Vice President, Chief Operating Officer and Director

Roger P. Crouthamel	Corporate Secretary and Director

/s/ Martin D. Leon Guerrero* Martin D. Leon Guerrero	Treasurer, Assistant Corporate Secretary and Director

/s/ Patricia P. Ada* Patricia P. Ada	Director

Frances L.G. Borja	Director

/s/ Keven F. Camacho* Keven F. Camacho	Director

/s/ Joaquin P.L.G. Cook* Joaquin P.L.G. Cook	Director

/s/ Joseph Crisostomo* Joseph Crisostomo	Director

Signature	Title

/s/ Mark J. Sablan* Mark J. Sablan	Director

/s/ Joe T. San Agustin* Joe T. San Agustin	Director

*	Pursuant to Power of Attorney dated September 6, 2017